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Exhibit 10.5

APEX SILVER MINES
2004 EQUITY INCENTIVE PLAN

RESTRICTED SHARES AWARD AGREEMENT

        This Restricted Shares Award Agreement (the "Award Agreement"), made as of the            day of                        (the "Grant Date"), between Apex Silver Mines Limited, a Cayman Islands corporation (the "Company"), and                        (the "Participant").

        WHEREAS, the Company desires to encourage and enable the Participant to acquire a proprietary interest in the Company through the ownership of the Company's ordinary shares (the "Ordinary Shares"), pursuant to the terms and conditions of the Apex Silver Mines Limited 2004 Equity Incentive Plan (the "Plan") and this Award Agreement. Such ownership will provide the Participant with a more direct stake in the future of the Company and encourage the Participant to remain with the Company and/or its Affiliates, as applicable.

        NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

        1.     Grant of Restricted Shares.

          1.1   The Company hereby grants to the Participant                        restricted Ordinary Shares (the "Restricted Shares") on the terms and conditions set forth in this Award Agreement.

          1.2   The Participant's rights with respect to the Restricted Shares shall remain forfeitable at all times prior to the dates set forth below (each a "Lapse Date"):

Number of Shares	Lapse Date

          1.3   This Award Agreement shall be construed in accordance with, and subject to, the terms of the Plan. For purposes of this Award Agreement, all capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

        2.     Rights of Participant.

          2.1   Except as provided in Section 2.2, Section 6 and otherwise in this Award Agreement, the Participant shall be entitled, at all times on and after the Grant Date, to exercise all rights, powers and privileges of a shareholder with respect to the Restricted Shares (whether or not the restrictions thereon shall have lapsed), other than those Restricted Shares which have been forfeited pursuant to Section 3.2 hereof.

          2.2   Prior to the earlier of the applicable Lapse Date or the Accelerated Lapse Date (as defined below in Paragraph 3.1), the Participant shall not be entitled to transfer, sell, pledge, encumber, hypothecate or assign the Restricted Shares with respect to which a Lapse Date has not occurred (collectively, the "Transfer Restrictions").

        3.     Lapse of Restrictions.

          3.1   The Transfer Restrictions and all other restrictions with respect to the Restricted Shares shall lapse, and such Restricted Shares shall become fully nonforfeitable on the earlier of the following dates:

            (a)   with respect to a number of Restricted Shares specified in Section 1.2, the applicable Lapse Date, provided the Participant continues in Continuous Service until such Lapse Date; or

            (b)   with respect to all the Restricted Shares, the date (the "Accelerated Lapse Date") of the Participant's termination of Continuous Service (i) by the Company for reasons other than cause, (ii) as the result of the Participant's death, Disability or Retirement, or (iii) in anticipation or as the result of a Change in Control as provided in Section 4.

          3.2   Upon the termination of the Participant's Continuous Service prior to any Lapse Date, other than as provided in Section 3.1(b), the Restricted Shares with respect to which no Lapse Date has occurred shall be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company, and neither the Participant nor his or her heirs, executors, administrators or successors shall have any right or interest in such Restricted Shares.

        4.     Change of Control. Upon the occurrence of a Change of Control, the Transfer Restrictions and all other restrictions shall lapse with respect to all of the Restricted Shares, all Restricted Shares shall become fully nonforfeitable, and the Board shall have the power and discretion to provide for modification of this award of Restricted Shares in accordance with the Plan. The provisions of this Section 4 shall not apply to any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock.

        5.     Escrow and Delivery of Shares.

          5.1   Certificates representing the Restricted Shares shall be issued in the name of the Participant and held by the Company in escrow and shall remain in the custody of the Company until (i) their delivery to the Participant or his or her estate as set forth in Section 5.2, or (ii) their forfeiture and transfer to the Company as set forth in Section 3.2.

          5.2   (a) Subject to Section 5.2(b), certificates representing the Restricted Shares which have become nonforfeitable shall be delivered to the Participant as soon as practicable following each Lapse Date or Accelerated Lapse Date, provided that the Participant has satisfied all applicable tax withholding requirements with respect to the Restricted Shares.

            (b)   If the Accelerated Lapse Date occurs as a result of the Participant's death, certificates representing the Restricted Shares shall be delivered to the Participant's estate as soon as practicable following the Company's receipt of an official death certificate or other evidence of death acceptable to the Company, provided that the Participant's estate has satisfied all applicable tax withholding requirements with respect to the Restricted Shares.

        6.     Dividends; Voting Rights.

          6.1   All dividends declared and paid by the Company on Restricted Shares shall be held by the Company in escrow for the account of the Participant. Dividends so held shall not bear interest. Upon the earlier of a Lapse Date or the Accelerated Lapse Date, the dividends in respect of the Restricted Shares which have become nonforfeitable shall be paid to the Participant or his or her estate, as the case may be. Upon the forfeiture of the Restricted Shares pursuant to Section 3.2, all related dividends shall also be forfeited.

          6.2   The Participant shall not have the right to vote any Restricted Shares until the restrictions have lapsed with respect to such Restricted Shares and such Restricted Shares have become nonforfeitable.

        7.     No Right to Continued Employment. Nothing in this Award Agreement or the Plan shall be interpreted or construed to confer upon the Participant any right with respect to continued employment by the Company or any of its affiliates, nor shall this Award Agreement or the Plan interfere in any way with the right of the Company or any affiliate to terminate the Participant's employment at any time.

        8.     Adjustments Upon Recapitalization. If, by reason of a recapitalization or other change in corporate or capital structure, the Participant shall be entitled to new, additional or different shares of stock or securities of the Company or any successor Company or entity or other property pursuant to the Plan, such new, additional or different shares or other property shall thereupon be subject to all of the conditions and restrictions which were applicable to the Restricted Shares immediately prior to such recapitalization or other change in corporate or capital structure.

        9.     Withholding of Taxes. The Company shall have the right to require the Participant or the Participant's beneficiaries or legal representatives to remit to the Company an amount equal to the applicable foreign, federal, state and local income taxes and other amounts required by law to be withheld (the "Withholding Taxes"). Whenever payments under the Plan or this Award Agreement are to be made to the Participant in cash, such payments shall be net of any amounts sufficient to satisfy all applicable taxes, including without limitation, all Withholding Taxes concerning such payments. The Board may, in its sole discretion, permit the Participant to satisfy the withholding obligation either by (i) surrendering Ordinary Shares owned by the Participant or (ii) having the Company withhold Ordinary Shares from the Ordinary Shares otherwise deliverable to the Participant. Ordinary Shares surrendered or withheld shall be valued at their Fair Market Value as of the date on which income is required to be recognized for income tax purposes.

        If the Participant makes an election under Section 83(b) of the Code with respect to the grant of Restricted Shares, the grant of the Restricted Shares shall be conditioned upon the prompt payment by the Participant to the Company of Withholding Taxes due in connection with such election. If the Participant does not make an election under Section 83(b) of the Code with respect to the grant of Restricted Shares, the Participant shall pay to the Company the Withholding Taxes upon the earlier of each Lapse Date or the Accelerated Lapse Date. The delivery of the Restricted Shares and related dividends shall be conditioned upon the prior payment of the applicable Withholding Taxes.

        10.   Modification of Award Agreement. Except as set forth in the Plan and in this Award Agreement, this Award Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

        11.   Severability. Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Award Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

        12.   Governing Law. This Award Agreement and all rights arising hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Colorado.

        13.   Successors in Interest. This Award Agreement shall inure to the benefit of and be binding upon any successor to the Company and upon the Participant's heirs, executors, administrators and successors.

APEX SILVER MINES LIMITED
By:	Name: Title:
Participant:
Name:

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APEX SILVER MINES 2004 EQUITY INCENTIVE PLAN RESTRICTED SHARES AWARD AGREEMENT